UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING IS AN EMAIL FROM THE COMPANY’S CHAIRMAN AND CHIEF EXECUTIVE
OFFICER TO THE COMPANY’S EMPLOYEES ANNOUNCING THE MERGER.
EMAIL TO ALL HCA EMPLOYEES FROM JACK
(for Monday morning, with release attached)
To: All HCA Employees
From: Jack
Sent: 7/24/06
Subject: Today’s Announcement of Merger Agreement
Today’s press release, a copy of which is attached, sets out the terms under which HCA will become a private company. This means if all the conditions to the transaction are satisfied, including approval of the transaction by a majority of shareholders, all the outstanding shares of HCA stock will be bought at $51 per share by a consortium that includes, among others, HCA’s management, Dr. Tommy Frist, Jr. and certain members of his family, and three respected private equity firms, Bain Capital, Kohlberg Kravis Roberts & Co., and Merrill Lynch Global Private Equity. HCA would once again become a privately-owned company, and its stock would cease trading on the New York Stock Exchange.
As I said in the press release: “After careful analysis, the special committee and the board have endorsed this transaction as being in the best interests of our shareholders. We are very pleased to have an experienced group of investors who are committed to maintaining our company’s culture of a patients-first approach to high quality, compassionate care. They are also committed to the welfare of our colleagues across the company who carry out that mission every day. These are the principles on which HCA was founded.”
In the coming weeks, the company will file a preliminary proxy statement with the Securities and Exchange Commission. I encourage you to read the proxy statement once it is made public. When the SEC’s review is complete, our shareholders will be asked to vote their approval of the transaction. We anticipate completion of the transaction by the end of the year.
While we will change ownership, we do not expect any significant changes in our existing leadership. I will still be here as Chairman and CEO, and as always, I will rely on you to remain focused on our top priority: providing high-quality, compassionate care.
Thank you for all you do every day.
Jack
Important Additional Information Regarding the Merger will be Filed with the SEC
In connection with the proposed merger, HCA will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by HCA at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from HCA by directing such request to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203, telephone: (615) 344-2068.
HCA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of HCA’s participants in the solicitation, which may be different than those of HCA stockholders generally, is set forth in HCA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.